UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2022

Heron Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33221	94-2875566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4242 Campus Point Court, Suite 200, San Diego, CA		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 251-4400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HRTX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 8, 2022, Heron Therapeutics, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) for a private placement (the “Private Placement”) with a group of new and existing institutional investors (each, a “Purchaser” and collectively, the “Purchasers”). Pursuant to the Securities Purchase Agreement, the Company has agreed to sell to the Purchasers 16,129,032 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), at an offering price of $3.10 per Share, and, to certain investors, pre-funded warrants in lieu of common stock (the “Pre-Funded Warrants”) to purchase up to 8,548,387 Shares at a purchase price of $3.0999 per Pre-Funded Warrant, which represents the per share offering price for the common stock less the $0.0001 per share exercise price for each Pre-Funded Warrant. Gross proceeds of the Private Placement were approximately $76.5 million. The Private Placement closed on August 10, 2022.

The Securities Purchase Agreement provides that the Company will register the resale of the Shares. The Company is required to prepare and file a registration statement with the Securities and Exchange Commission no later than October 7, 2022, and to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable, subject to certain specified penalties if timely effectiveness is not achieved.

The Shares to be issued to the Purchasers under the Securities Purchase Agreement were issued pursuant to an exemption from registration provided for under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D, which is promulgated thereunder. The Company relied on this exemption from registration based in part on representations made by the Purchasers.

Cantor Fitzgerald & Co. served as placement agent in connection with the Private Placement and the Company has agreed to pay customary placement fees and reimburse certain expenses of the placement agent.

The sale of the securities pursuant to the Securities Purchase Agreement has not been registered under the Securities Act or any state securities laws. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this Current Report on Form 8-K, nor any exhibit attached hereto, is an offer to sell or the solicitation of an offer to buy the securities described herein.

The Company intends to use the net proceeds from the Private Placement to support its acute care and oncology care commercial franchises, including accelerating the adoption of ZYNRELEF® and preparing for the anticipated launch of HTX-019 for the prevention of postoperative nausea and vomiting, and for working capital and general corporate purposes.

The foregoing description of the Securities Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, which is filed as an exhibit to this report and is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above under Item 1.01 is hereby incorporated by reference in response to this Item 3.02 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Securities Purchase Agreement, dated August 8, 2022, by and among the Company and the Purchasers signatory thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2022	Heron Therapeutics, Inc.

	By:	/s/ David Szekeres
David Szekeres
Executive Vice President, Chief Operating Officer